Exhibit 99.3

Lyons Capital, LLC

Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The report accompanying these financial statements was issued by

BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

Lyons Capital, LLC

Independent Auditor’s Report

Board of Directors

Lyons Capital, LLC

Glendale, Arizona

We have audited the accompanying consolidated financial statements of Lyons Capital, LLC, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lyons Capital, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Phoenix, AZ

February 1, 2018

Lyons Capital, LLC

Consolidated Balance Sheets

December 31,	2016	2015

Assets

Current Assets
Cash and cash equivalents	$186,046	$1,145,383
Trade and other receivables, net	8,650,840	3,959,835
Inventories	193,031	—
Prepaid expenses	1,052,172	724,831
Deposits and other assets	436,184	18,100

Total Current Assets	10,518,273	5,848,149

Restricted cash	845,059	—
Property and equipment, net	44,155,739	29,583,692
Deferred tax assets	279,959	967,653
Intangible Assets, net	8,606,250	—
Goodwill	4,754,599	—
Other Assets	36,000	36,000

Total Assets	$69,195,879	$36,435,494

Liabilities and Member’s Equity

Current Liabilities
Accounts payable and accrued expenses	$4,652,807	$2,655,477
Income taxes payable	411,462	93,826
Line of credit	2,426,109	—
Current portion of equipment loans	10,114,716	6,176,924
Current portion of capital lease obligations	—	104,987

Total Current Liabilities	17,605,094	9,031,214

Deferred tax liabilities	1,940,216	—
Equipment loans, net of current portion	30,488,248	21,633,250

Total Liabilities	50,033,558	30,664,464

Commitments and Contingencies

Member’s Equity
Contributed capital - 100 units authorized, issued, and outstanding	50,174,417	29,499,417
Accumulated deficit	(31,012,096)	(23,728,387)

Total Member’s Equity	19,162,321	5,771,030

Total Liabilities and Member’s Equity	$69,195,879	$36,435,494

See accompanying notes to consolidated financial statements.

Lyons Capital, LLC

Consolidated Statements of Operations

Years Ended December 31,	2016	2015

Revenue
Revenue, before fuel surcharge	$77,529,134	$56,810,716
Fuel surcharge	2,098,447	2,462,568

Total Revenue	79,627,581	59,273,284

Operating Expenses	84,608,052	54,346,783

Income (Loss) from Operations	(4,980,471)	4,926,501

Other Expense
Interest expense	(1,900,470)	(946,299)
Management fees	(115,200)	(121,200)

Total Other Expense	(2,015,670)	(1,067,499)

Income (Loss) Before Income Taxes	(6,996,141)	3,859,002

Income Tax Benefit (Expense)	(287,568)	873,827

Net Income (Loss)	$(7,283,709)	$4,732,829

See accompanying notes to consolidated financial statements.

Lyons Capital, LLC

Consolidated Statements of Changes in Member’s Equity

Balance, December 31, 2014	$888,201
Member’s contributions	150,000
Net income	4,732,829

Balance, December 31, 2015	$5,771,030
Member’s contributions	20,675,000
Net loss	(7,283,709)

Balance, December 31, 2016	$19,162,321

See accompanying notes to consolidated financial statements.

Lyons Capital, LLC

Consolidated Statements of Cash Flows

Years Ended December 31,	2016	2015

Cash Flows from Operating Activities
Net income (Loss)	$(7,283,709)	$4,732,829
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,491,305	3,932,801
Provision for doubtful accounts	550,946	—
Change in deferred tax assets	(1,970,530)	(967,653)
Change in deferred tax liabilities	1,940,216	—
Gain on sale of assets	(631,774)	(3,008,026)
Changes in operating assets and liabilities:
Trade and other receivables	(1,546,744)	(275,416)
Prepaid expenses	1,209,606	(212,254)
Inventories	(21,158)	—
Deposits and other assets	456,775	(2,500)
Accounts payables and accrued expenses	(488,981)	(346,511)
Income taxes payable	317,637	93,826

Net Cash Provided by Operating Activities	1,023,589	3,947,096

Cash Flows from Investing Activities
Proceeds from sale of property and equipment	3,484,337	5,070,546
Purchase of property and equipment	(883,843)	(326,549)
Change in restricted cash	622,276	—
Acquisition of TSMT, net of cash acquired of $189,629	(15,514,119)	—

Net Cash Provided by (Used in) Investing Activities	(12,291,349)	4,743,997

Cash Flows from Financing Activities
Proceeds from member’s contributions	20,675,000	150,000
Proceeds from line of credit	2,426,109	—
Payments on loans and capital leases	(12,792,686)	(8,016,668)

Net Cash Provided by (Used in) Financing Activities	10,308,423	(7,866,668)

Net Change in Cash and cash Equivalents	(959,337)	824,425
Cash and Cash Equivalents, beginning of year	1,145,383	320,958
Cash and Cash Equivalents, end of year	$186,046	$1,145,383

Supplemental Cash Flows Information
Cash paid for interest	$1,848,894	$931,474

Supplemental Disclosure of Non-cash Investing and Financing Activities
Equipment acquired through equipment loans	$16,806,897	$23,305,745

See accompanying notes to consolidated financial statements.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

1.              Organization, Nature of Business and Summary of Significant Accounting Policies

Organization

Lyons Capital, LLC (the “Company”), a California Limited Liability Corporation, was formed on April 8, 2009. The Company is a holding company that operates two (2) wholly owned subsidiaries, Roadmaster Group, Inc. (“RMG”) and Roadmaster Equipment Leasing, Inc. (“RMEL”). RMG is the parent company of three (3) operating subsidiaries, Secured Land Transport (“SLT”) also doing business as SLT Express Way, Inc., Roadmaster Specialized, Inc. (“RMS”) and Bed Rock, Inc. doing business as Tri-State Motor Transit Co. (“TSMT”), and one (1) inactive subsidiary Roadmaster Transportation (“RMT”). TSMT was acquired in May, 2016 (refer to Note 2).

Nature of Operations

SLT is a licensed and bonded trucking company specializing in the transportation of highway security-sensitive materials for commercial customers and government agencies such as the U.S. Department of Defense and the U.S. Department of Energy. RMS is a brokerage and heavy haul business that specializes in transporting oversized loads. RMG’s third wholly-owned operating subsidiary is TSMT. TSMT is also a licensed and bonded trucking company specializing in the transportation of highway security-sensitive materials for commercial customers and governmental agencies such as the U.S. Department of Defense and the U.S. Department of Energy. RMG’s inactive subsidiary is RMT which was an employee leasing agency for the affiliated entities. In November, 2016, SLT and TSMT merged their operations and are operating under the TSMT entity. RMEL is the entity that holds the fixed assets for the consolidated entities. RMT and RMEL are considered non-operating. The Company is headquartered in Glendale, Arizona.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances. Actual results could differ from those estimates.

Fair Value Measurements

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820-10 Fair Value Measurements and Disclosures establishes a three-tier fair value hierarchy, which classifies the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted market prices for identical instruments in active markets; Level 2, defined as inputs other than quoted market prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

The Company has no assets or liabilities which are measured at fair value on a recurring basis at December 31, 2016 or 2015.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, cash equivalents, restricted cash, trade and other receivables, prepaid expenses, accounts payable and accrued expenses, line of credit, equipment loans and capital lease obligations. The recorded values of cash, cash equivalents, restricted cash, trade and other receivables, prepaid expenses, and accounts payable and accrued expenses approximate their fair values based on their short-term nature. The fair values of the Company’s line of credit, equipment loans and capital lease obligations approximate carrying value as they are based on borrowing rates currently available to the Company for debt with similar terms and maturities.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates market value due to their short-term nature.

The Company maintains its cash in bank deposit accounts with various financial institutions. These balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor at each financial institution. At times the Company held cash and cash equivalents in excess of these insured limits. The Company has not experienced any losses related to its cash concentrations.

Restricted Cash

Restricted cash consists of funds held in escrow in relation to TSMT acquisition in May 2016 (refer to Note 2 and Note 12).

Trade Receivables

Trade receivables are stated at unpaid principal balances, less an allowance for doubtful accounts. Upon specific review and its determination that a bad debt reserve may be required, management will reserve such amounts it views to be potentially uncollectable. After specific review of trade receivables as of December 31, 2016, the Company established an allowance for doubtful accounts as a result of a customer declaring bankruptcy. Reserves for uncollectible receivables were $550,946 and 0 as of December 31, 2016 and 2015, respectively.

Inventories

Inventories consist of truck parts and accessories which are stated at the lower of cost, determined on the first-in, first-out (“FIFO”) basis, or market.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed over the estimated useful lives, ranging from three (3) to ten (10) years, using the straight-line method. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations.

Property and equipment are evaluated for impairment when events and circumstances indicate that the assets may be impaired and the future operating cash flows to be generated from those long-lived assets is less than their carrying value. No impairment losses were recorded for the years ended December 31, 2016 or 2015.

Goodwill

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in business combinations. The Company accounts for goodwill in accordance with ASC 350, Intangibles - Goodwill and Other. Goodwill is not amortized but is tested at least annually for impairment. Goodwill is tested for impairment when a triggering event occurs that indicates that the fair value of an entity may be below its carrying amount. Such triggering events could include, but are not limited to, declining overall financial performance or deterioration in general economic conditions. When a triggering event occurs, management will first assess qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that goodwill is impaired, management must perform the quantitative test to compare the entity’s fair value with its carrying amount, including goodwill. If the qualitative assessment indicates that it is not more likely than not that goodwill is impaired, further testing is not necessary. Goodwill impairment loss, if any, is measured as the excess of the carrying amount of the entity over its fair value. There were no events or changes in circumstances that caused the Company to perform an impairment assessment during 2016.

Intangible Assets

Intangible assets that have indefinite lives are not amortized while those with a finite useful life are amortized over their useful lives. Customer relationships are amortized using an accelerated method of amortization over their useful lives of 11 years in order to allocate them as equitably as possible to the periods during which the Company expects to benefit from those relationships.

Intangible assets are evaluated for impairment when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows to be generated by those assets are less than their carrying value. If the estimated undiscounted cash flows are less than the carrying value of the assets, the assets are written down to their fair value. No impairment losses were recorded for the year ended December 31, 2016.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is probable. These conditions are met upon delivery.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

In accordance with ASC 605-45, Revenue Recognition - Principal Agent Consideration, the Company accounts for revenue from transportation services, and on freight transported by independent contractors on a gross basis. The Company is the primary obligor in the arrangements, has the ability to establish prices, has the discretion in selecting the independent contractor or other third party that will perform the service, has the risk of loss in the event of cargo claims, and bears credit risk with customer payments. Accordingly, all such revenue billed to customers is classified as operating revenue and all corresponding payments to carriers for transportation services the Company arranges in connection with brokerage activities and to independent contractors are classified as purchased transportation expense.

Insurance

The Company’s cargo, excess, directors and officers employment practices liability, and contractors’ pollution liability lines of coverage are insured by way of traditional insurance policies. The deductibles for these policies range from $5,000 to $75,000 per occurrence, with additional limits on the overall program costs.

Income Taxes

With the exception of SLT and TSMT, all of the entities within the consolidated group are treated as pass-through entities for income tax purposes, therefore income and expenses are taxable to the owner of the Company.

SLT and TSMT are taxed under the provisions of Subchapter C of the Internal Revenue Code. Under these provisions, the Company pays federal and state corporate income taxes on its taxable income. Deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Concentration of Credit Risk

The Company had concentration of credit risk with two customers who accounted for over 21% of outstanding trade receivables and 43% of revenues as of and for the year ended December 31, 2016. As of and for the year ended December 31, 2016, the largest of the two customers accounted for approximately 8% of trade receivables and 33% of revenues, respectively. The second largest customer accounted for 13% of trade receivables and 10% of total revenues and as of and for the year ended December 31, 2016.

The Company had concentration of credit risk with two customers who accounted for over 21% of outstanding trade receivables and 50% of revenues as of and for the year ended December 31, 2015. As and for the year ended December 31, 2015, the larger of the two customers accounted for approximately 10% of trade receivables and 35% of revenues, respectively. The second largest customer accounted for 11% of trade receivables and 15% of total revenues as of and for the year ended December 31, 2015.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. The Company has elected the option to apply pushdown accounting to its most recent change of control event, as provided by ASU 2014-17 (refer to Note 2). Transaction costs incurred in connection with a business combination are expensed as incurred.

New Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which establishes a comprehensive revenue recognition standard for virtually all industries in the United States, including those that previously followed industry-specific guidance. In March 2016 and April 2016, the FASB issued ASU No. 2016-08 and ASU No. 2016-10, respectively, which further clarified the implementation guidance on principal versus agent considerations contained in ASU No. 2014-09 and the identification of performance obligations and licensing, respectively. In May 2016, the FASB issued ASU 2016-12, narrow-scope improvements and practical expedients that provides clarification on assessing the collectability criterion, presentation of sales taxes, measurement date for non-cash consideration and completed contracts at transition. These new standards are effective for non-public entities with annual periods beginning after December 15, 2018, and shall be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is currently evaluating the effect that implementation of the new standards will have on its consolidated financial statements and has not yet determined the method by which it will adopt the standard.

In November 2014, the FASB issued ASU 2014-17, Business Combinations (Topic 805): Pushdown Accounting, which is a consensus of the FASB Emerging Issues Task Force. ASU No. 2014-17 provides guidance on whether and at what threshold an acquired entity can apply pushdown accounting in its separate financial statements. The Company has adopted and applied the guidance to its most recent change-in-control event. As a result, the Company has elected the option to apply pushdown accounting, and these consolidated financial statements reflect the new basis of accounting established by the acquirer for the individual assets and liabilities of the acquiree.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory. The standard requires inventory within the scope of the ASU to be measured at the lower of cost and net realizable value. The changes apply to all types of inventory, except those measured using LIFO or the retail inventory method. This ASU is effective for private companies for annual periods beginning after December 15, 2016 and shall be applied prospectively. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effect that implementation of the new standard will have on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which amends the current presentation of deferred taxes in the financial statements. ASU 2015-17 requires that deferred tax assets and deferred tax liabilities be presented in the balance sheet as noncurrent, which simplifies the current guidance that requires entities to separately present these items as current and noncurrent in the balance sheet. The amendments can be applied retrospectively or prospectively and are effective for interim and annual periods beginning after December 15, 2017, but early adoption is permitted. The Company adopted this standard prospectively effective December 31, 2015.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

In February 2016, the FASB issued ASU 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the effect that implementation of the new standard will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU eliminate Step 2 from the goodwill impairment test, which requires comparison of the implied fair value of the goodwill with the current carrying amount of goodwill. Instead, under the new standard, an entity shall perform a goodwill impairment test by comparing the fair value of each reporting unit with its carrying amount and an impairment charge is to be recorded for the amount, if any, in which the carrying value exceeds the reporting unit’s fair value. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The new standard is effective for fiscal years beginning after December 15, 2021, and shall be applied prospectively. The Company is currently evaluating the effect that implementation of the new standard will have on its consolidated financial statements.

2.              Acquisition

On May 19, 2016, Roadmaster Group, Inc. (“RMG”) entered into a Stock Purchase Agreement (the “Tri-State Acquisition”) with Bed Rock, Inc., the Glen Garrett Revocable Trust, the Sharon K. Garrett Revocable Trust, Glen Garrett, Sharon Garrett, and Tri-State Properties, LLC (collectively the “Sellers”). Through the Tri-State Acquisition, RMG acquired 100% of the outstanding stock of Bed Rock, Inc. for an acquisition price of $15,703,748, which was paid for in cash.

The acquisition was recorded under the acquisition method of accounting in accordance with ASC 805 - Business Combinations, with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. The purchase price of $15,703,748 was in excess of the fair value of the net assets acquired of $10,949,149, therefore resulting in goodwill of $4,754,599, which consists largely of the synergies and economies of scale expected from combining the operations of the Company and TSMT. None of the goodwill recognized is expected to be deductible for income tax purposes. The Company recorded a total of acquisition related fees of $591,325, which is classified within operating expenses in the consolidated statement of operations during 2016.

Under the terms of the Stock Purchase Agreement, the Company deposited $703,748 into escrow as security for potential indemnification claims against the Sellers. This escrow balance is classified within restricted cash in the consolidated balance sheet. In the event there are no indemnification claims against the Sellers (including any purchase price adjustments, as described in the Stock Purchase Agreement), the escrow funds would be released to the Sellers. Escrow funds can be released in three ways: 1) by a court order, 2) pursuant to the purchase price adjustment, assuming both parties agree to that amount, or 3) to the Roadmaster Group, Inc. as a result of claims arising from indemnification obligations in the Stock Purchase Agreement within one year after closing.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

The escrow balance is under legal dispute between the Company and the Sellers, and any release of funds according to the Stock Purchase Agreement is not expected until resolution of this dispute (refer to Note 12).

The following table presents the allocation of the purchase price:

Total Consideration
Cash Paid	$15,703,748

Cash and equivalents	$189,629
Restricted cash	1,467,335
Accounts receivable	3,688,662
Inventory	171,873
Prepaid expenses	1,536,947
Deposits and other assets	874,859
Property and equipment	7,381,425
Intangible assets	9,450,000
Goodwill	4,754,599
Total assets	$29,515,329

Accounts payable	$912,055
Other accrued liabilities	1,576,755
Deferred tax liabilities	2,658,224
Current portion - notes payable	3,306,000
Current portion - long-term debt	1,335,291
Notes payable, net of current portion	1,670,555
Long-term debt, net of current portion	2,352,701
Total Liabilities	$13,811,581

Total acquisition price	$15,703,748

Fair value is defined as the price that would be received for an asset or paid to transfer a liability in an orderly sale and purchase transaction between market participants.

The Company’s personal property was valued using the cost approach which valued the assets based on the assumption that a prudent investor would pay no more for an asset than the amount for which they could replace or reproduce it.

The Company also valued intangible assets as separate from goodwill using a variety of fair value measures as deemed appropriate.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

Trade Name assets were valued using the relief-from-royalty method under the income approach. The key inputs were: the projected revenue attributable to the asset; the expected economic life of the asset; the royalty rate (as a percent of revenue) that would hypothetically be charged by a licensor of the asset to an unrelated licensee; and a discount rate that reflects the level of risk associated with receiving future cash flows (cost savings) attributable to the asset.

The customer relationships were valued using the excess earnings method under the income approach. This valuation method is based on first forecasting revenue for the existing customer base, adjusting for deferred revenue as appropriate, and then applying expected attrition rates. The operating cash flows are calculated by determining the costs required to generate revenues from the existing customer base.

Governmental Certifications were valued using the cost approach. The cost approach is generally recognized as the appropriate methodology for valuing assets, when the asset is not the primary asset per the fair value guidance. Significant inputs in the cost approach include staffing level required to obtain the license and the timing of such an obtainment.

3.              Trade and Other Receivables

Trade and other receivables consisted of the following:

December 31,	2016	2015

Trade receivables	$8,944,842	$3,872,331
Driver advances and other receivables	256,944	87,504
Less allowance for doubtful accounts	(550,946)	—

	$8,650,840	$3,959,835

4.              Prepaid Expenses

Prepaid expenses consisted of the following:

December 31,	2016	2015

Prepaid equipment registration	$260,458	$237,820
Prepaid insurance	565,122	403,028
Other prepaid expenses	226,592	83,983

	$1,052,172	$724,831

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

5.              Property and Equipment

Property and equipment consisted of the following:

December 31,	2016	2015

Tractors and trailers	$57,406,193	$37,896,761
Furniture and equipment	1,524,403	478,151
Less accumulated depreciation and amortization	(14,774,857)	(8,791,220)

Total property and equipment, net	$44,155,739	$29,583,692

Depreciation expense was $7,647,555 and $3,932,801 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, there was no equipment under capital leases. As of December 31, 2015, the gross cost of equipment under capital leases included above was $563,500 and the accumulated amortization on assets under capital leases was $262,028.

6.              Intangible Assets

Intangible assets consisted of the following:

	2016
December 31,	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value

Customer relationships	8,100,000	(843,750)	7,256,250
Intangibles, net	8,100,000	(843,750)	7,256,250
Trade name	1,150,000	—	1,150,000
Governmental certifications	200,000	—	200,000
Total intangibles, net	$9,450,000	$(843,750)	$8,606,250

The intangibles do not have renewal or extension terms and there are no residual values for any major class of intangible assets. The weighted average amortization period for the customer relationships is 11 years.

The following table represents the total estimated amortization expense for intangible assets through the remainder of the estimated useful life:

2017	$1,171,023
2018	1,165,909
2019	1,043,182
2020	920,455
2021	797,727
Thereafter	2,157,954
Total	$7,256,250

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

7.              Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

December 31,	2016	2015

Trade payables	$1,828,976	$986,828
Accrued expenses	2,823,831	1,668,649

	$4,652,807	$2,655,477

8.              Line of Credit

In December, 2015, the Company entered into a Credit and Security Agreement with Wells Fargo which provides a line of credit for borrowings up to $5,000,000. The line of credit bears interest at a rate of 2.75% over the One Month LIBOR rate. The One Month LIBOR rate was 0.7716 at December 31, 2016 and 0.4275 at December 31, 2015. The line is secured by all accounts receivable. As of December 31, 2016 and 2015, the balance due under this credit facility was $2,426,109 and 0, respectively. The line matures in December, 2018.

As of December 31, 2015 the Company had an active letter of credit in the amount of $405,163 to guarantee the payment of insurance premiums to the group captive insurance company (refer to Note 12). The letter of credit was superseded by a new letter of credit in the amount of $894,602 which was effective as of December 29, 2015. The original letter of credit was cancelled on January 5, 2016.

On October 27, 2016, the Company entered into a First Amendment to the Credit and Security Agreement with Wells Fargo. The amendment primarily allowed for the acquisition of TSMT, which would have been considered an event of default under the original agreement. Additionally, the amendment increased the line of credit balance from $5,000,000 to $7,500,000, and increased the sublimit on the letter of credit from $1,200,000 to $2,000,000.

The credit agreement with the bank contains a financial covenant. As of December 31, 2016, the Company was not in compliance with this financial covenant, however the bank has waived such noncompliance, until September 30, 2017. On December 1, 2017, the Wells Fargo Line of Credit was paid off concurrent with the sale of the Company (refer to Note 13 - Subsequent Events).

9.              Equipment Loans

The Company entered into several equipment loans for tractors and trailers, which are payable in monthly installments ranging from $884 to $32,178. These loans accrue interest at rates ranging from 3.54% to 5.42% and are due at various dates through December 2021. These equipment loans are secured by the equipment purchased.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

Maturities of equipment loans are as follows:

Years ending December 31,

2017	$10,114,716
2018	9,899,781
2019	13,678,896
2020	5,273,650
2021	1,635,921

40,602,964
Less current portion of equipment loan	(10,114,716)

Equipment loans, less current portion	$30,488,248

10.             Related Party

Lyons Capital, LLC entered into Loan and Security Agreements for Revolving Lines of Credit (“Line of Credit Agreements”) with its subsidiaries SLT, RMS, RMT, and RMEL, on or around July 2011. Each of those entities in turn provided Lyons Capital, LLC with Promissory Notes (“Promissory Notes”) related to the Line of Credit Agreements. SLT’s Promissory Note is for an amount not to exceed Five Million Dollars ($5,000,000). RMEL’s Promissory Note is for an amount not to exceed Two Million Dollars ($2,000,000). The RMT and RMS Promissory Notes are for amounts not to exceed One Million Dollars ($1,000,000) each. Each of the Promissory Notes promises to pay Lyons Capital, LLC an interest of five percent (5%) on amounts due and owing. The Line of Credit Agreements have not been utilized since inception and have always had no associated balances. As such, these Line of Credit Agreements also had no balances during the year or at December 31, 2016 or 2015.

During 2016 and 2015, the Company paid $133,950 and $92,910, respectively, to a related party (under the same ownership as Lyon’s Capital) for business related expenses incurred in the prior year. These expenses are included in operations and maintenance expense. During 2016 and 2015, the Company incurred $56,050 and $150,860, respectively, in business related expenses incurred from the same related party. As of December 31, 2016 and 2015, the balance due was $72,960 and $150,860, respectively. These balances are included in accounts payable as of December 31, 2016 and 2015, respectively.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

11.             Income Taxes

Income tax provision consisted of the following:

December 31,	2016	2015
Current Expense
Federal	$261,771	$93,776
State	56,111	50
Total Current	317,882	93,826

Deferred Expense
Federal	(23,707)	(876,490)
State	(6,607)	(91,163)
Total Deferred	(30,314)	(967,653)

Income Tax Benefit (Expense)	$287,568	$(873,827)

Current income taxes are based upon the year’s taxable income for federal and state reporting purposes. Deferred income taxes (benefits) are provided for certain income and expenses, which are recognized in different period for tax and financial reporting purposes. The actual income tax expense differs from the expected income tax expense (computed by applying the corporate federal tax rate of 34% to income before income taxes), primarily due to RMG and RMEL not subject to income taxes, state taxes, acquisition expenses and applying the estimated Section 382 limitation.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

Deferred tax assets and liabilities consisted of the following at December 31, 2016:

December 31,	2016	2015
Deferred Tax Assets
Accrued expenses	$106,534	$1,708
Goodwill	—	11,037
Net operating loss carryforwards	2,842,606	900,240
AMT credit	128,248	93,776
Bad debts	176,002	—
Compensation accruals	150,615	—
Deferred rent	75,811	—
Total Deferred Tax Assets	3,479,816	1,006,761

Deferred Tax Liabilities
Fixed assets	(1,670,140)	(39,108)
Intangibles and goodwill	(3,203,221)	—
Prepaid expenses	(266,712)	—
Total Deferred Tax Liabilities	(5,140,073)	(39,108)

Valuation Allowance	—	—
Deferred Tax Liabilities, net	$(1,660,257)	$967,653

As of December 31, 2016, SLT has estimated federal and state net operating losses of approximately $370,913 and $370,913, respectively. The net operating loss carryforwards will expire beginning in 2034 and 2034, if not utilized.

As of December 31, 2016, TSMT has estimated federal and state net operating losses of approximately $7,050,000 and $6,720,000, respectively. The net operating loss carryforwards will expire beginning in 2028 and 2017, if not utilized.

As of December 31, 2016, the Company had Alternative Minimum Tax Credit carryforwards of approximately $128,248, which do not expire.

The Company accounts for uncertain tax positions under the provisions of ASC 740 - Income Taxes. The Company has not identified any uncertain tax positions, nor does it believe it will have any material changes over the next 12 months. During the years ended December 2016 and 2015, no interest or penalties were required to be recognized relating to unrecognized tax benefits.

As of each reporting date, the Company’s management considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. As of December 31, 2016, management determined that sufficient positive evidence exists as, to conclude that it is more likely than not that the deferred tax asset is realizable and did not record a valuation allowance for SLT.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

As of December 31, 2016, SLT and TSMT’s earliest year subject to examination is 2013. However, net operating loss carryforwards for periods ended December 31, 2010 and thereafter remain subject to examination by various jurisdictions for SLT and December 31, 2005 in various jurisdictions for TSMT.

Due to the stock acquisition of TSMT by RMG, Sections 382 and 383 provisions of the Internal Revenue Code limit the amount of net operating losses that can be utilized each year. The acquired net operating losses were adjusted to reflect the maximum amount of net operating losses that could be utilized based on the estimated limitation calculation.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, a reduction of the corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries and creates new taxes on certain foreign sourced earnings. The Company’s accounting for the Tax Act is incomplete, and the Company is not yet able to make reasonable estimates of the effects. Therefore, no provisional adjustments have been disclosed.

12.             Commitments and Contingencies

Lease Commitments

In May 2016, the Company entered into three agreements to lease facilities located in Joplin, Missouri; Richmond, Kentucky; and Bloomfield, Indiana. These three facilities are owned by the former owners of Bed Rock, Inc. which was acquired in the Tri-State Acquisition. The terms of these leases are 60 months ending in May 2021.

In July 2016, the Company amended the lease agreement with its landlord in Glendale, Arizona to lease additional space effective January 1, 2017. The monthly payments increased from $12,220 to $18,117. The amended lease expires on March 31, 2022.

In 2016, the Company also entered into operating leases for the provision of office equipment and fiber connection. The leases have term periods of 48 month and 36 months, respectively.

In 2017, the Company entered into four agreements to lease facilities in Tennessee, Kentucky, and 2 in Idaho. The terms of these agreements range from 12 to 90 months with the monthly payments ranging from $200.00 to $5,000.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

These leases are accounted for as operating leases. Future minimum lease payments under the above lease agreements in effect as of December 31, 2016 are as follows:

Years ending December 31,

2017	$1,108,385
2018	998,644
2019	1,038,192
2020	871,965
2021	481,478

$4,498,664

The Company incurred $714,198 and $226,677 in rent expense for the years ending December 31, 2016 and 2015, respectively.

Legal

A former employee filed a claim against SLT and its then-affiliate on or around June 2010 alleging that he had been terminated in violation of the Surface Transportation Assistance Act of 1982 after allegedly bringing safety-related operational issues to management’s attention. In August 2012, the Secretary of Labor issued a Finding against SLT and M3 Transport, LLC and incorrectly implicated Lyons Capital, LLC and Roadmaster Group, Inc. in its findings under the successor liability theory. The entities appealed the finding and the erroneous double calculation of back pay. On December 22, 2017, the Administrative Law Judge dismissed the case after the Complainant failed to comply with the Judge’s Second Order to Show Cause that required the Complainant to cooperate in the appointment of a guardian ad litem. On January 5, 2018, Complainant filed an appeal with the Administrative Review Board challenging the Judge’s order to dismiss.

On or around January 2017, Roadmaster Group, Inc. sued Glen Garrett et al. to compel the defendants to abide by arbitration provisions found in the Stock Purchase Agreement (the “SPA”) entered into by the parties on May 19, 2016 (refer to Note 2). Roadmaster Group, Inc. believes that working capital calculations found in the SPA mandate that monies held in an escrow fund established pursuant to the SPA must be released to Roadmaster Group, Inc. Defendants, in turn, filed counterclaims against Roadmaster Group and certain of its officers alleging fraud. As of December 31, 2016, the escrow balance was $845,059, and the Company has not recorded any receivable or liability relating to this matter.

The Company is subject to litigation, claims, and assessments that may arise in the ordinary course of its business activities. Such matters include contractual matters, employment-related issues, and regulatory proceedings. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s financial position or liquidity.

Lyons Capital, LLC

Notes to the Consolidated Financial Statements

Group Captive Insurance

In 2014, the Company joined a group captive insurance company. As a condition of membership, the Company purchased a minority share for an initial investment of $36,000. The initial investment is accounted for under the cost method of accounting and is classified as other long term assets in the accompanying consolidated balance sheet. Additionally, the Company was required to provide security collateral in the form of a letter of credit to the plan. As of December 2016, the balance on the letter of credit was $1,546,066. Under this insurance plan the Company is insured for workers compensation, general liability, automobile, and auto physical damage. The captive insurance covers the first $500,000 of losses and reinsures the rest up to $1,000,000. In the event that losses exceed the original estimates during the policy period, the insurance company may charge additional premiums. There is a zero deductible for these policies, with the exception to auto physical damage, which has a $2,500 deductible.

13.             Subsequent Events

The Company evaluated subsequent events for their effect on the accompanying consolidated financial statements and notes thereto through February 1, 2018, the date these consolidated financial statements were available to be issued. Except for the acquisition described below, all significant subsequent event disclosures were made throughout the document in each respective note.

On December 1, 2017, the Company and Daseke RM LLC (“Daseke”) entered into a Purchase Sale Agreement, pursuant to which Daseke acquired 100% of the outstanding equity interest of Roadmaster Group, Inc. and subsidiaries and Roadmaster Equipment Leasing, Inc. and all subsidiaries. The total consideration in the transaction consisted approximately of $37.5 million in cash and 3,114,247 shares of Daseke common stock with a value of approximately $39.1 million.